November 2007 Pricing Sheet dated November 23, 2007 relating to Preliminary Pricing Supplement No. 354 dated October 24, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies
Capital-Protected Currency Income Notes due December 5, 2011
Based on a Basket of Nine Currencies Relative to the U.S. Dollar
PRICING TERMS– NOVEMBER 23, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$37,775,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	November 23, 2007
Original issue date:	November 30, 2007 (5 business days after the pricing date)
Maturity date:	December 5, 2011
Principal protection:	100%
Payment at maturity (per note):	$1,000 plus the protection amount, if any, as calculated on the final determination date of the final calculation period
Protection amount:	The protection amount is initially $105, and may be increased or decreased on each subsequent determination date.
Calculation period:
Each monthly calculation period runs from and including a determination date (for each calculation period, the “initial determination date”) to and including the following determination date (for each calculation period, the “final determination date”).

Determination date:
The initial determination date for the initial calculation period will be November 28, 2007, and, thereafter, will be a day falling towards the end of each month as set forth in Annex A of the accompanying preliminary pricing supplement; provided that if any such day as set forth in Annex A of the accompanying preliminary pricing supplement is not a currency business day, the relevant determination date will be the immediately preceding currency business day.

Variable monthly payment:
Subject to the prior occurrence of a defeasance event,
(i)     if the monthly basket performance is positive:
variable monthly payment = (75% x monthly basket performance x $1,000) + carryover payment, if any, subject to the maximum monthly payment (in which case, any excess over such maximum monthly payment will be allocated to the carryover reserve); or
(ii)    if the monthly basket performance is zero or negative:
variable monthly payment = $0 + carryover payment, if any, subject to the maximum monthly payment.
A defeasance event may occur at any time on any day during a calculation period, at which point the notes will no longer pay any variable monthly payments based on the monthly basket performance and, once the carryover reserve equals $0, the notes will no longer pay any variable monthly payment at all.
Please see the accompanying preliminary pricing supplement for further details.

Maximum monthly payment:	$8.33 per month (equivalent to an annualized return of approximately 10%)
Basket currencies:	Australian dollar	Eurozone euro	Norwegian krone
	British pound	Japanese yen	Swedish krona
	Canadian dollar	New Zealand dollar	Swiss franc
CUSIP:	617446Q85
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per note:	100%	3.00%	97.00%
Total:	$37,775,000	$1,133,250	$36,641,750
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 354 dated October 24, 2007
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.